Exhibit 5.1

James C. T. Linfield

T: +1 720 566 4010

linfieldjct@cooley.com

November 16, 2011

NewLink Genetics Corporation

2503 South Loop Drive

Ames, IA 50010

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NewLink Genetics Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 4,285,696 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), including (i) 554,272 shares (the “2000 EIP Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2000 Equity Incentive Plan (the “2000 EIP”), (ii) 3,041,523 shares (the “Reserved 2009 EIP Shares”) reserved for issuance pursuant to the Company’s 2009 Equity Incentive Plan, as amended (the “2009 EIP”), (iii) 237,521 shares (the “Remaining 2009 EIP Shares”, and together with the Reserved 2009 EIP Shares, the “2009 EIP Shares”) reserved for future grant under the 2009 EIP, (iv) 238,095 shares (the “NEDSAP Shares”) reserved for issuance pursuant to the Company’s 2010 Non-Employee Directors’ Stock Award Plan, as amended (the “2010 NEDSAP”) and (v) 214,285 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”, and collectively with the 2000 EIP, the 2009 EIP and the 2010 NEDSAP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws as in effect prior to the closing of the Company’s initial public offering, its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that became effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2000 EIP Shares, when sold and issued in accordance with the 2000 EIP, the 2009 EIP Shares, when sold and issued in accordance with the 2009 EIP, the NEDSAP Shares, when sold and issued in accordance with the 2010 NEDSAP, and the ESPP Shares, when sold and issued in

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accordance with the 2010 ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ James C.T. Linfield
James C.T. Linfield, Partner